Exhibit 10.25

Mr. J. Michael Gearon                                                                  February 12, 2004

c/o American Tower Corporation

116 Huntington Avenue

Boston, MA 02116

Dear Michael:

As a team, we have accomplished a lot. You continue to make a great contribution and I very much enjoy working with you. As we look toward building the future of the company together, I want to confirm the terms of the relationship between the company and yourself:

Cash Compensation

As of January 1, 2004 your annualized base salary was increased to four hundred twelve thousand, five hundred dollars ($412,500.00) and your target cash bonus for 2004 will be one hundred sixty five thousand dollars ($165,000.00), 40% of your base salary. Thereafter, future salary and bonus targets will be as recommended by me to the Compensation Committee.

Long Term Equity Incentive

For 2003, you will be awarded 520,000 options under the ATC Tower Systems, Inc. 1997 Stock Plan (as amended and restated on April 27, 1998, and as further amended on March 9, 2000) (the “Stock Plan”). Future grants of equity-based incentives will be as recommended by me to the Compensation Committee.

Perquisites and Benefits

You will continue to be eligible for all executive benefits to the same extent as other similarly situated executives which include a $1,000 per month automobile allowance and reimbursement of your annual insurance premium for one automobile.

Severance

If your employment with the company is at any time terminated other than for Cause, or if you decide to leave the company for Good Reason, you will receive the following benefits:

a.	Bi-weekly payment of then-current salary prior to any material reduction, if any, for 18 months after the date of termination and pro-rated target bonus;

b.	Company paid medical and dental benefits for 18 months following your termination which will run concurrent with COBRA coverage.

c.	Gross-up for excise tax, and any federal and state income or other taxes on the gross-up payment (the “Gross Up”), so that you are held harmless, on an after tax basis from the application of the excise tax in the event thatyou receive or are deemed to receivepaymentsor benefits from the company or an affiliate of thecompany, including severance payments and other payments or benefits (“Severance Payments”), which constitute “parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code (“Code”) and trigger excise taxes. In addition, you will be entitled to the gross-up benefit defined in this item “c” of the Severance Benefit as a result of any accelerated vesting of any or all of your options regardless of whether your employment with the Company is terminated.

Furthermore, in the event your employment terminates for any reason other than for Cause, your rights to participate in the Stock Plan will continue for the duration of the vesting period of your then existing options provided however, that this is accomplished through a mutually acceptable arrangement.

“Cause” is defined as willful or gross non-performance of duties or deliberate actions (including fraud) that reasonably could be expected to materially and adversely affect the company, as determined in good faith by the ATC Board of Directors after notice and an opportunity to cure has been provided to you. “Good Reason” is defined as termination by you of your employment at any time within ninety days after (i) a material reduction in your responsibility from your current role (ii) a material reduction in your cash compensation or benefits (iii) a material change in, or termination of, this severance arrangement or (iv) an unreasonable relocation of your principal office of more than fifty miles from your existing principal office without your consent.

The aforementioned severance benefits are contingent on reaching a Separation and Release Agreement between you and the company that would include customary and reasonable release, non-compete, non-solicitation and non-disparagement clauses in effect for a period of twelve months.

It’s been an exciting and successful run that we’ve had together so far. I’m looking forward to delivering even more accomplishments from our team in the future and serving our customers, financial stake holders, and employees with excellence.

Best Regards,

/s/ James Taiclet

James Taiclet

Chief Executive Officer

Accepted    /s/ J. Michael Gearon